Exhibit T3A.11
ARTICLES OF INCORPORATION

of

VISTA TELEPHONE COMPANY OF MINNESOTA

The undersigned incorporator, being a natural person of full age, in order to form a corporation under Minnesota Statutes, Chapter 302A, hereby adopts the following Articles of Incorporation:

ARTICLE I

Name

The name of  this corporation is Vista Telephone Company of Minnesota.

ARTICLE II

The registered of office of this corporation in Minnesota is located at 2200 Washington Square, l00 Washington Avenue South, Minneapolis, Minnesota 55401.

ARTICLE III

The name and address of the incorporator is John A. Taft, 2200 Washington Square, 100 Washington Avenue South, Minneapolis, Minnesota 55401.

ARTICLE IV

4.l  The Aggregate number of shares of all classes which this corporation shall have authority to issue is One Thousand (1000) with a par value of one-cent ($.01) per share.
4.2  There shall be no cumulative voting of shares.

4.3  Shareholders of the corporation shall have no preemptive rights.

ARTICLE V

Board of Directors

5 .1        The business and affairs of the corporation shall be managed by or under the direction of a board of directors. The board of directors is empowered to set, by resolution, the number of directors which shall constitute the board. The initial board of directors shall consist of the following individuals:

David L. Mitchell
John K. Purcell
Frederick R. Pestorius

5. 2        In furtherance, and not in limitation of the powers conferred by statute and the bylaws of this corporation, the board of directors is expressly authorized to take any action required or permitted to be taken at a board meeting by written action signed by all directors unless the action need not be approved by the shareholders, in which case the action may be taken by written action signed by the number of directors which would, be required to take the same action at a board meeting at which all directors were present.

ARTICLE VI

An action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written  action signed by all of the shareholders to entitled to vote on that action. Shares of the corporation registered in the name of another domestic or foreign corporation may be voted by the chief executive officer or another legal representative of that corporation.

IN WITNESS WHEREOF, the above-named incorporator signed these ARTICLES OF INCORPORATION, this 14th day of March, 1991.

lNCORPORATOR

/s/ John A. Taft
John A. Taft
2200 Washington Square
100 Washington Avenue South
Minneapolis, Minnesota 55401

STATE OF MINNESOTA	)
	)	ss.
COUNT OP HENNEPIN	)

This instrument was acknowledged before me on the 14th day of March, 1991, by John A. Taft.

/s/ COLLEEN D. BRANDT
Notary public

STATE OF MINNESOTA DEPARTMENT OF STATE FILED MAR 14 1991